Exhibit 2.1
Vital Health Technologies, Inc.
Form 10-KSB
File No. 000-15243

      ASSIGNMENT OF ASSETS IN LIEU OF FORECLOSURE AGREEMENT

     THIS ASSIGNMENT OF ASSETS IN LIEU OF FORECLOSURE AGREEMENT (the "Agreement"), made and entered into this 12 day of November, 1998, by and between Aurora Capital Management, LLC, a Minnesota limited liability company ("Secured Party"), 6844 W. Shadow Lake Drive, Lino Lakes, Minnesota 55014, and Vital Heart Systems, Inc., a Minnesota corporation ("Debtor"), 1793 Buerkle Circle, White Bear Lake, Minnesota 55110 EIN 41-1618186;

WITNESSETH:

WHEREAS, Debtor has been engaged in a software and hardware business primarily related to the development of a variance cardiograph (the "Business"); and

WHEREAS, in connection with Debtor's Business, Debtor heretofore became indebted and otherwise became obligated to Secured Party for loans of money and provision of services as set forth in the Agreement dated January 28, 1997 (the "Business Agreement") and a corresponding promissory note dated December 30, 1997, copies of which are attached hereto as Exhibit 1, has become further indebted pursuant to a promissory note dated August 13, 1998 (the "Note") a copy of which is attached hereto as Exhibit 2, which was secured by the assets of Debtor (the "Collateral") as set forth in the Security Agreement dated August 13, 1998 (the "Security Agreement") a, copy of which is attached hereto as
Exhibit 3; and

WHEREAS, Debtor has defaulted in the obligations provided for in such Business Agreement, Note and Security Agreement and has acknowledged the same to Secured Party; and

WHEREAS, Debtor has received Notice of Retention of Collateral from Secured Party dated November 11, 1998, a copy of which is attached hereto as Exhibit 4 (the "Notice") and desires to relinquish all rights, claims and interests in and to the Collateral in consideration of any claims for a deficiency judgment, $ 10 and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements of the parties hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

          Section 1

          RELINQUISHMENT OF ASSETS

     1.1 Relinquishment of Assets. Secured Party agrees to accept, and acquire from Debtor, and Debtor agrees to sell, transfer, assign, convey, and deliver to Secured Party, all right, title, and interest of Debtor in and to all of the rights and assets, real, personal, and mixed, tangible or intangible, in the Collateral described in the Security Agreement, but expressly excluding the rights and assets to be retained by Debtor identified in Section 1.3, and as further qualified by the reservation by Debtor of the rights identified in Section 1.4. Subject to such express exclusion and qualification, the foregoing rights and assets shall hereinafter collectively be referred to as the "Assets." Without in any way limiting the generality of the foregoing, the Assets shall include all right and interest owned or held by Debtor in the following:

     a. Inventories. All inventories of (1) computer program code (in all media) and materials, including the Software Programs; (2) program documentation, including user materials; and (3) all other unused or reusable materials, stores, and supplies, in each case to the extent used in, relating to, or arising out of the Business (the "Inventory").

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     b.  Technical Documentation All technical and descriptive
materials (other than Inventory) relating to the acquisition, design, development, use, or maintenance of computer code, hardware designs and data and program documentation and materials used in the Business (the "Technical Documentation").

     c. Software Contracts. All contracts, agreements, licenses, and other commitments and arrangements, oral or written, with any person or entity respecting the ownership, license, acquisition, design, development, distribution, marketing, use, or maintenance of computer program code, related technical or user documentation, and databases, and hardware designs and data, in each case relating to or arising out of the Business (the "Contracts"), including without limitation (1) licenses from third parties (development and/or marketing); (2) licenses from third parties (internal use only); (3) development contracts, work-for-hire agreements, and consulting and employment agreements; (4) distributorships, dealerships, franchises, and manufacturer's representative contracts; (5) licenses and sublicenses to others; and (6) maintenance, support, or enhancement agreements.

     d.  Computer Equipment.  All equipment and devices
(including data processing hardware and related telecommunications equipment, media, and tools) used in the Business (the "Computer Equipment"), including Debtor's rights under all related warranties, if any.

     e. Office Furniture. All office furniture and fixtures used in the Business (the "Office Furniture").

     f.  Leases.  None.

     g. Other Contracts. All contracts, agreements, licenses, commitments, arrangements, and permissions respect the Software Business (the "General Contracts") to the extent not otherwise classified as Software Contracts in Schedule 1.1.a, Leases in
Schedule 1.1.d, or Insurance Policies in Schedule 1.1.m. As of the Determination Date, the General Contracts consist of the items listed in Schedule 1.1.g.

     h.  Real Property.  None

     i. Business Records. All business and marketing records, including, inventory records, budgets, customer lists, employment and consulting agreements, supplier lists, information and data respecting leased or owned equipment, files, correspondence and mailing lists, advertising materials and brochures, and other business records used in the Business, but excluding accounting and operating records, asset ledgers, tax records, records relating to federal and state securities agencies, corporate minute books personnel records, payroll records and all other accounting records (the "Business Records").

     j. Authorizations. All governmental approvals, authorizations, certifications, consents, variances, permissions, licenses, and permits to or from, or filings, notices, or recordings to or with, federal, state, and local governmental authorities (the "Authorizations").

     k. Accounts Receivable. All accounts receivable, including all license fees and maintenance fees and charges owing or to become owing to Debtor under Contracts, in each case relating to or arising from the Business (the "Accounts Receivable").

     l. Intellectual Property. All patents, trademarks, service marks, trade names, and copyrights (including registrations, licenses, and applications pertaining thereto, whether published or unpublished), and all other intellectual property rights, trade secrets, and other proprietary information, processes, and formulae used in the Business or otherwise necessary for the ownership and use of the Assets and the conduct of the Business (the "Intellectual Property").

     m. Insurance Policies. All insurance and reinsurance, surety, bonding, or indemnity policies, binders, or contracts, and the benefits of any prior insurance coverage to the extent still available, as established or obtained with respect to the Business (the "Insurance Policies").

     n. Claims. All claims Debtor may have against any person relating to or arising from the Assets or the Business, including rights to recoveries for damages or defective goods, to refunds, insurance claims, and chooses in action ("Claims").

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     o.   Liquid Assets.  None

     p.  Business Interests, Participations, and Ownership
Positions. All interests, participations, and ownership positions held by Debtor in any corporation, partnership, joint venture, comarketing arrangement, or similar enterprise or undertaking relating to the Business.

As of the Determination Date, such Assets consist of the items contained in Schedule 1.

     1.2 Intent of the Parties. Although the Schedule to this Agreement is intended to be complete, to the extent any rights or assets of Debtor primarily relate to the Business or are otherwise necessary for the ownership and use of the Assets and the conduct of the Business, but are not properly itemized or do not appear on the applicable Schedule where required, then, unless this Agreement otherwise provides directly for Secured Party to provide for or obtain such rights or assets in a different way, the general language of Section 1. 1 shall govern and such rights and assets shall nonetheless be deemed transferred to Secured Party at Closing. It is mutually acknowledged that the Schedule to Section 1. 1 is to be prepared as it relates to the Collateral in the possession of Secured Party and the parties have agreed on their contents shall not impair the effectiveness of this Agreement.

     1.3 Excluded Assets. Debtor shall not sell, transfer or assign to Secured Party, and Secured Party shall not accept assignment from Debtor of, the assets identified in Schedule 1.3
(the "Excluded Assets").

     1.4 Reservation of Rights by Debtor. None. Debtor knowingly waives all rights to the Collateral, and acknowledges and agrees that Debtor has defaulted under the Business
Agreement, Note, and Security Agreement Secured Party has properly asserted its rights to retention

     Section 2.

     NONASSUMPTION OF LIABILITIES

     2.1 Liabilities. Debtor acknowledges, affirms and agrees that Secured Party has not and will not assume any liabilities of Debtor. Without in any way limiting the foregoing, but by way of example and not limitation Secured Party does not assume and responsibility or obligation whatsoever for any of the following liabilities or obligations expressly identified in this Section
2.2 (the "excluded Liabilities"):

     a. Liabilities. Any none numerated liability or obligation of Debtor of any kind, known or unknown, contingent or otherwise relating to the Business.

     b. Taxes. Any liability or obligation of Debtor for-federal, state, or local income, franchise, property sales or use, or recapture taxes, assessments, and penalties, whether arising out of the transactions contemplated by this Agreement or otherwise.

      c. Violations of Law. Any liability or obligation resulting from violations of any applicable laws or regulations by Debtor prior to the Closing Date or infringement of third-party rights or interests.

     d. Employee Liabilities. Any employee liabilities relating to present and past employees of the Business with respect to plans, programs, policies, commitments, and other benefit entitlement established or existing on or prior to Closing
(whether or not such liabilities are accrued or payable at Closing, and whether or not such liabilities are contingent in nature), including

     1.  Any liability or obligation for workers' compensation.

     2. Any current or future liabilities to employees retiring on, before, or after Closing, and their dependents.

     3. Any current or future liabilities for benefits that may have been accrued or earned by any employees associated with the Business on or before Closing under any pension plans relating to service prior to the Closing Date.

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     4.  Any current of future liabilities for claims incurred
         prior to Closing and related expenses with respect to any employees associated with the Business under any welfare or disability plans established or existing at or prior to Closing, regardless of when filed with, Debtor, or the claims administrator for any such plan.

     5. Any retrospective premium on pension, savings, thrift, or profit-sharing plan contribution relating to any employees associated with the Business incurred or accrued prior to the Closing Date, regardless of when invoiced or recorded.

     6. Any monetary liability for wages or severance payments that may have arisen or may arise at any time in favor of any of Debtor's employees or former employees under any plan, program, policy, commitment, contract, or other benefit entitlement.

     e. Product Liability. Any liability or obligation for product liability or warranty claims or damage claims arising out of defects in or failures of any product, program, or material of Debtor or the Business provided, distributed, licensed, or delivered prior to the Closing Date.

     f. Litigation. Any Litigation (as defined in Section 4.20) pending or threatened against Debtor or the Assets.

     g. Improperly Recorded Liabilities. Any liability or obligation that under generally accepted accounting principles
("GSSP") would be required to have been accrued and reflected in the financial statements of the Business.

     Section 3

     RETENTION OF ASSETS

     3.1 Retention Notice. Debtor acknowledges and agrees that it has received notice of default, an opportunity to cure such default, failed to cure such default, and received notice of retention of the assets subject to the Security Agreement pursuant to Minnesota Statutes Section 336.9-505. Buyer agrees that Secured Party has exercised its right of retention and waives any claims to the Collateral or to the contrary.

     Section 4

     CLOSING

     4.1 Closing. The closing of this Agreement is effective immediately purchase and sale of the Assets and the transfer and assumption of the Assumed Liabilities (the "Closing (the "Closing
Date").

     4.2 Actions at Closing.  At Closing, Secured Party and
Debtor shall take the following actions, in addition to such other actions as may otherwise be required under this Agreement:

     a.  Copies of Consents.  Debtor shall deliver to Secured
Party copies of all Required Contract Consents and all Required
Government Consents.

     b.  Conveyance Instruments.  Debtor shall deliver to Secured
Party such, bills of sale, assignments, and other instruments of conveyance and transfer as Secured Party may reasonably request to effect the assignment to Secured Party of the Assets.

     c. Entry Into Premises. Debtor shall give Secured Party complete and unrestricted access to the facilities of the Business.

     4.3 Further Assurances. At and after the Closing, without further consideration, Debtor shall take all such other action and shall procure or execute, acknowledge, and deliver all such further certificates, conveyance instruments, consents, and other documents as Secured Party or its counsel may reasonably request
(1) to vest in Secured Party, and perfect and protect Secured Party's right,title, and interest in, and enjoyment of,the Assets and

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the Business, or (2) to ensure more effectively the compliance of
Debtor with its agreements, covenants, warranties,and representatives under this Agreement.

     Section 5

     INDEMNITY

     5.1 Indemnification by Debtor. Debtor shall indemnify, defend, and hold harmless Secured Party and its respective successors and assigns and the directors, officers, employees, and agents of each (collectively, the "Secured Party Group"), at, and at any time after, the Closing, from and against any and all demands, claims, actions, or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation, and settlement amounts together with interest and penalties (collectively, a "Loss" or "Losses"), asserted against, resulting to, imposed upon, or incurred by the Secured Party Group, directly or indirectly, by reason of, resulting from, or arising in connection with any of the following:

     a. Breach of Obligation. Any breach of any representation, warranty, or agreement of Debtor contained in or made pursuant to this Agreement, including the agreements and other instruments contemplated hereby.

     b. Excluded Liabilities. Any liabilities or obligations of any kind or nature whatsoever, whether accrued, absolute, contingent, or otherwise, known or unknown, arising out of or in connection with the conduct of the Business or the ownership or use of the Assets prior to the Closing.

     c. Failure to Obtain Consents. Any failure to obtain the Required Government Consents or the Required Contract Consents.

     d. Noncompliance with Bulk Sales Law. Any failure to comply with any "bulk sales" or similar laws relating to notices to creditors.

     e. Incidental Matters. To the extent not covered by the foregoing, any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation, and settlement amounts, together with interest and penalties, incident to the foregoing.

     5.2 Notice of Claim. The Secured Party entitled to indemnification shall promptly deliver to the Debtor notice in writing (the "Required Notice") of any claim for recovery under
Section 14, specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom (the "Claim"). The Secured Party shall provide to the Debtor as promptly as practicable thereafter information and documentation reasonably requested by the Debtor to support and verify the claim asserted, provided that, in so doing, it may restrict or condition any disclosure in the interest of preserving privileges of importance in any foreseeable litigation.

     5.3 Defense. If the facts pertaining to the Loss arise out of the claim of any third party (other than a member of the Secured Party Group) available by virtue of the circumstances of the Loss, the Debtor may assume the defense or the prosecution thereof, including the employment of counsel or accountants, at its cost and expense. The Secured Party shall have the right to employ counsel separate from counsel employed by the Debtor in any such action and to participate therein, but the fees and expenses of such counsel employed by the Secured Party shall be at its expense. The Secured Party shall have the right to determine and adopt (or, in the case of a proposal by Debtor, to approve) a settlement of such matter in its reasonable discretion, except that Secured Party need not consent to any settlement that (1) imposes any nonmoneraty obligation or (2) Debtor does not agree to pay in full. The Debtor shall not be liable for any settlement of any such claim effected without its prior written consent, which shall not be unreasonably withheld. Whether or not the Debtor chooses to so defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information, and testimony, and attend such conferences, discovery proceedings, hearings, trials, and appeals, as may be reasonably requested in connection therewith.


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Section 6

MISCELLANEOUS

     6.1 Entire Agreement. This Agreement (including the Schedule), and the other certificates, agreements, and other instruments to be executed and delivered by the parties in connection with the transactions contemplated hereby; constitute the sole understanding of the parties with respect to the subject matter hereof. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

     6.2 Parties Bound by Agreement; Successors and Assigns. The terms, conditions, and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof. Without the prior written consent of the other party, Secured Party may assign its rights, duties, or obligations hereunder or any part thereof to any other person or entity, which shall thereupon become Secured Party, provided that at the time of such assignment Secured Party unconditionally and irrevocably guarantees the payment and performance of any duties or obligations so assigned.

     6.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

     6.4 Headings. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof

     6.5 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

     6.6 Expenses. Debtor and Secured Party shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accounts, and counsel. Debtor shall reimburse Secured Party for one half of the costs of the preparation, examination, and audit of the Closing Date Balance Sheet by (Secured Party's accounting firm).

     6.7 Notices. Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to Debtor to:

          VITAL HEART SYSTEMS, INC.
          3420 Highcrest Road
          Minneapolis, Minnesota 55418
          Attention: John Mondati Director

if to Secured Party to:

          AURORA CAPITAL MANAGEMENT, LLC
          6844 W.  Shadow Lake Drive
          Lino Lakes, Minnesota 55014
          Attention: William Kieger

or at such other address for a party as shall be specified by like notice. Any notice that is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail.

     6.8 Bulk Sales Law. The parties waive compliance with any bulk sales laws or similar laws relating to notices to creditors.


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     6.9  Governing Law.  This Agreement shall be construed in
accordance with and governed by the laws of the State of Minnesota without giving effect to the principles of conflicts of law thereof.

     6.10 Public Announcements. Debtor shall not issue any such press release or make any public statement without the agreement of the Secured Party, except as such party's counsel advises in writing may be required by law.

     6.11 Third-Party Beneficiaries. With the exception of (1) the parties to this Agreement and (2) the Secured Party Group with respect to the matters insuring to their benefit hereunder, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

     6.12 "Including." Words of inclusion shall not be construed as terms of limitation herein, so that references to "included" matters shall be regarded as nonexcutive, noncharacterizing illustrations.

     6.13 References. Whenever reference is made in this Agreement to any Article, Section, or Schedule, such reference shall be deemed to apply to the specified Article or Section of this Agreement or the specified Schedule to this Agreement.

     6.14 Survival of Agreements. All Covenants, agreements, representations, and warranties made herein shall survive the execution and delivery of this Agreement and the Closing.

6.15 Incorporation of Exhibits. All Exhibits and Schedules are incorporated herein by this reference and form part of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf on the date indicated.

AURORA CAPITAL MANAGEMENT LLC

By: /s/ William Kieger

Title: President

Date: 11-12-98

VITAL HEART SYSTEMS, INC.

By:/s/ John Mondati

Title: Director

Date: 11-12-98


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